Exhibit 99.4

Project Klee: Employee letter to InterMune employees

Final version

Dear InterMune employees,

As you know, this morning it was announced that Roche would acquire InterMune under the terms of a definitive merger agreement. We are very pleased the merger agreement has been unanimously approved by the boards of both companies. This is a great opportunity to combine our companies’ complementary strengths in respiratory medicine and, even more importantly, bring together people who share the same values and passion for helping patients with devastating illnesses.

Headquartered in Basel, Switzerland, we are a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics and we are the world’s leading biotech company. Our 85,000 employees in over 140 countries are united by our values of integrity, courage and passion and by our purpose of doing now what patients need next. We are also the world leader in in vitro diagnostics and tissue-based cancer diagnostics, and a frontrunner in diabetes management. Genentech, headquartered in South San Francisco, California, is a wholly owned member of the Roche Group. Roche is also the majority shareholder in Chugai Pharmaceuticals in Japan.

Our own respiratory portfolio consists of our established medicines Pulmozyme for cystic fibrosis and Xolair for asthma and we have other novel medicines targeting respiratory diseases in clinical development. Your lead medicine pirfenidone will therefore broaden and strengthen our combined respiratory portfolio in pulmonary therapy.

We have the highest respect for InterMune’s innovative portfolio and strong performance, and for all of you who have created this success. Once the acquisition is completed, we look forward to bringing you on board with Roche and Genentech in an environment that shares your passion for helping patients. Your values of integrity, passion, accountability, creativity and teamwork resonate very strongly with me and my colleagues at Roche because they closely align with our own values.

We recognize that this change is happening at a very critical time as the FDA decision on pirfenidone is expected in the very near future. At Roche we are committed to ensuring a very smooth transition process and to fully supporting InterMune employees as we work together to bring pirfenidone to patients in the US and continue to expand access in other markets. Roche’s established global organization and affiliate network will help bring pirfenidone to patients further around the globe as quickly as possible.  I am very pleased that your CEO, Dan Welch has agreed to stay with the organization to help ensure the smoothest transition possible.  His knowledge of you and your business will be extremely helpful to me and my colleagues at Roche in our effort to make the transition a success for all concerned.

The total transaction value reflects our belief in the future of pirfenidone and our confidence in you.  We will now promptly commence a tender offer to acquire all of the outstanding shares of InterMune and expect the closing of the transaction to take place still in 2014.

We look forward to welcoming you into the Roche Group and to working together to make a difference in the lives of patients with idiopathic pulmonary fibrosis.

Best regards,

Daniel O’Day

ADDITIONAL INFORMATION AND WHERE TO FIND IT
THE TENDER OFFER FOR THE OUTSTANDING COMMON STOCK OF INTERMUNE HAS NOT BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL INTERMUNE COMMON STOCK. THE SOLICITATION AND OFFER TO BUY INTERMUNE COMMON STOCK WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, ROCHE AND KLEE ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF ROCHE, WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND THEREAFTER, INTERMUNE WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS WILL BE FILED BY ROCHE AND INTERMUNE WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY ROCHE AND INTERMUNE WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMEDNATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY INTERMUNE ATWWW.INTERMUNE.COM.